Exhibit 10.15

FORM OF

CURBLINE PROPERTIES CORP.

RESTRICTED STOCK AWARD AGREEMENT

This RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made as of __________ __, 20__, by and between Curbline Properties Corp., a Maryland corporation (the “Company”), and __________ (the “Grantee”).

1.
Certain Definitions. Capitalized terms used but not otherwise defined in this Agreement have the meanings given to such terms in the Curbline Properties Corp. 2024 Equity and Incentive Compensation Plan (the “Plan”).
2.
Grant of Restricted Stock. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under a resolution of the Committee or the Board, as applicable, and for no separate purchase price, the Company has granted to the Grantee as of __________ __, 20__(the “Date of Grant”) __________ shares of Restricted Stock (such grant, the “Restricted Stock”).
3.
Restrictions on Transfer of Restricted Stock. Subject to Section 16 of the Plan, neither the Restricted Stock evidenced hereby nor any interest therein shall be transferable prior to when such Restricted Stock becomes Vested pursuant to Section 4 hereof other than by will or pursuant to the laws of descent and distribution.
4.
Vesting of Restricted Stock.
a.
The Restricted Stockcovered by this Agreement shall become nonforfeitable pursuant to Section 4 hereof (“Vested,” or similar terms) in substantially equal thirds on the first three anniversaries of the Date of Grant, in each case conditioned upon the Grantee’s continuous service on the Board through such date (the period from the Date of Grant through the third anniversary of the Date of Grant, the “Vesting Period”). Any portion of the Restricted Stock that does not so become Vested will be forfeited, including, except as provided in Section 4(b) or Section 4(c) below, if the Grantee ceases to continuously serve on the Board prior to the Vesting of such portion of the Restricted Stock.
b.
Notwithstanding Section 4(a) above, the Restricted Stock shall become Vested in full if the Grantee should die or become Disabled prior to the end of the Vesting Period while the Grantee is continuously serving on the Board (to the extent the Restricted Stock has not previously become Vested).
c.
Notwithstanding Section 4(a) above, the Restricted Stock shall become Vested in full if a Change in Control occurs prior to the end of the Vesting Period while the Grantee is continuously serving on the Board (to the extent the Restricted Stock has not previously become Vested).
d.
For purposes of this Agreement, “Disabled” shall mean that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
5.
Dividends. All dividends payable on the Restricted Stock will be payable in the same manner as paid to other Company stockholders. All cash dividends payable on unvested Restricted Stock will be paid in unrestricted cash. In the case of dividends payable on unvested Restricted Stock in shares or other property, the shares or other property so payable shall be subject to the same restrictions and other terms and conditions that apply to the Restricted Stock unless otherwise determined by the Committee or the Board at the time such dividend is authorized.

6.
Adjustments. The terms and conditions of the grant evidenced by this Agreement are subject to mandatory adjustment as provided in Section 12 of the Plan.
7.
Taxes. The Grantee will be solely responsible for the payment of all taxes that arise with respect to the granting and Vesting of the Restricted Stock and dividends.
8.
Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Restricted Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
9.
Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Except as expressly provided in this Agreement, capitalized terms used herein will have the meaning ascribed to such terms in the Plan.
10.
No Right to Future Awards or Board Membership. The grant of the Restricted Stockunder this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in this Agreement shall confer upon the Grantee any right to continued service as a member of the Board.
11.
Deferral. The Grantee may, in his or her sole discretion, with respect to this award of Restricted Stock, elect to participate in any equity deferred compensation plan established by the Company in which the Grantee may participate, in which case such plan shall govern the Restricted Stock so deferred.
12.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.
13.
Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
14.
Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee or the Board, as applicable, acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern.
15.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Restricted Stock and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
16.
Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Maryland, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
17.
Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

18.
Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
19.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

CURBLINE PROPERTIES CORP.

By: ___________________________________

Name:
Title:

GRANTEE

By: ___________________________________

Name:
Title: